Exhibit 10.9a

Confidential Treatment Requested

Confidential provisions of this document have been redacted and been filed separately with the Commission

April 7, 2009

Mr. David Ensor
Manager, Fuel Planning and Supply
South Carolina Public Service Authority
P.O. Box 2946101
1 Riverwood Drive
Moncks Corner, SC 29461-2901

Re:           Fuel Supply Agreement #141944

Dear David:

Reference is made to that certain Fuel Supply Agreement #141944, effective March 1, 2004, as amended (as amended and revised, the “Agreement”), between South Carolina Public Service Authority and James River Coal Company and James River Coal Sales, Inc.

The purpose of this letter is to set forth our agreement, effective as of April 7, 2009, to amend certain provisions of the Agreement addressing the term and the quantities and pricing of the coal to be sold and purchased thereunder.

1.           With respect to the tonnage to be sold and delivered in calendar year 2009, the parties have agreed to defer the delivery of * * * of those tons priced at the Base Price of $* * * per ton from calendar year 2009, with * * * of such deferred tons to be delivered in calendar year 2011 and the remaining * * * tons to be delivered in calendar year 2012.  In connection with such deferment, the parties have further agreed to the sale and purchase of an additional * * * tons of coal in calendar year 2009 at a Base Price of $* * * per ton.  For ease of administration and billing, all 2009 tonnage shipped on or before April 6, 2009 shall be billed at the Base Price of $* * * per ton and the remaining tonnage for the year (* * * tons less the 2009 tonnage shipped on or before April 6, 2009) shall be billed at the blended price per ton determined on the basis of the remaining tons to be delivered at $* * * per ton (* * * tons less the 2009 tonnage shipped on or before April 6, 2009) and the * * * tons to be delivered at $* * * per ton.

2.           The parties have agreed that the Market Price for the * * * Market Price Tons in calendar year 2010 shall be $* * * per ton.

3.           The parties have agreed that the term of the Agreement shall now extend through December 31, 2012 to allow for the delivery of the * * * deferred tons to be delivered in that calendar year.

As a result of these modifications, the quantity and pricing for tonnage to be sold and delivered in calendar years 2009-2012 shall be as follows:

________________
*** - confidential material redacted and filed separately with the commission.

* * *

For ease of administration and billing, the * * * Base Price Tons to be delivered in calendar year 2010 shall be billed at the blended price of $* * * per ton and the * * * Base Priced Tons to be delivered in calendar year 2011 shall be billed at the blended price of $* * * per ton.

This agreement supersedes all prior understandings and agreements of the parties with respect to the term, quantity, Base Prices, Market Price and time of delivery of the coal to be sold and purchased under the Agreement in calendar years 2009-2012 and it shall not be subject to further amendment, modification or termination absent the mutual written agreement of all of the parties hereto; provided, however, that nothing herein contained is intended to alter, amend or supersede the price adjustment provisions of the Agreement.

Please confirm your agreement to the foregoing by signing and dating this letter in the space provided below and return one original to me at your earliest convenience.

Sincerely,

Mark W. Dooley
Executive Vice President
James River Coal Sales, Inc.

James River Coal Company	South Carolina Public Service Authority

Peter T. Socha	/s/ W. David Ensor
Printed Name	Printed Name

Chairman & CEO	Manager, Fuel Planning & Supply
Title	Title

/s/ Peter T. Socha	/s/ W. David Ensor
Signature	Signature

April 7, 2009	April 20, 2009
Date	Date

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*** - confidential material redacted and filed separately with the commission.